Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 27, 2004, relating to the financial statements of Verteq, Inc. and its subsidiaries, which appears in the Registration Statement. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

October 4, 2004